UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest Event Reported) December 26, 2006

EXECUTE SPORTS, INC.
(Name of Small Business Issuer in its charter)

NEVADA	33-125868
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

1284 Puerta del Sol Suite 150 San Clemente CA 92673
(Address of principal executive offices) (Zip Code)

Issuer's Telephone Number (858) 518-1387

Issuer's Fax Number (858) 279-1799

Check the appropriate box if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[_] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[_] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR14a-12)

[_] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 14d-2(b))

[_] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 13e-4(c))

ITEM 5.02 DEPARTURE OF DIRECTORS OF PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS

On December 22, 2006, the Board of Directors accepted the resignation of Todd Hahn as Chief Executive Officer and Todd M. Pitcher as President and Secretary of the Company. Mr. Pitcher has also resigned from his position as director of the company. Mr. Hahn and Mr. Pitcher have both determined that as a result of the company’s plan to refocus its operations on water sports and to divest from the snow sports business, as well as its commitment to streamlining its business operations to provide it with a better chance of reaching positive operational cash flow, that it is in the best interest of the company to reduce operational over head through their departures.

On December 22, 2006, the Board of Directors appointed Geno Apicella as the company’s Chief Executive Officer and Celeste Berouty as the company’s President. Mr. Apicella is a founder of the company and is the founder of the Execute trademarked water sports business. Ms. Berouty was hired by the company in October, 2006 to lead the company’s sales efforts in the water sports division.

The resignations of Mr. Hahn and Mr. Pitcher was not due to any disagreement with the Company's operations, policies or practices. A copy of Mr. Hahn and Mr. Pitcher’s resignation letters are furnished as Exhibit 99.1 and Exhibit 99.2 to this report, respectively.

ITEM 7.01. REGULATION FD DISCLOSURE

On December 26, 2006, the Registrant issued a press release announcing Execute Sports Inc.’s plans to reorganize its business and to divest from its snow sports brand, Academy Snowboards, Inc. with the goal to reduce its operational expenditures and to provide it with the best opportunity to achieve cash flow positive operations. The press release is attached hereto as Exhibit 99.3 and incorporated herein by reference. Pursuant to General Instruction B.2 of Form 8-K and Securities and Exchange Commission Release No. 33-8176, the press release attached as Exhibit 99.3 is not “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, is not subject to the liabilities of that section and is not deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, but is instead furnished for purposes of that instruction.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS
(b)

99.1	Todd Hahn Resignation Letter dated December 22, 2006.
99.2	Todd Pitcher Resignation Letter dated December 22, 2006
99.3	Execute Sports’ Press Release datated December 26, 2006

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 26, 2006
EXECUTE SPORTS, INC.

By /s/ Craig Washington
Craig Washington
Chairman